Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Praxis Precision Medicines, Inc. 2020 Stock Option and Incentive Plan and the Praxis Precision Medicines, Inc. 2020 Employee Stock Purchase Plan of our reports dated February 28, 2022, with respect to the consolidated financial statements of Praxis Precision Medicines, Inc. and the effectiveness of internal control over financial reporting of Praxis Precision Medicines, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 28, 2022